Exhibit 99.1

Sky Petroleum Reports 67,510 Barrels During 2008 Fiscal Year

K2-ST4 Well Back on Line after Repairs Completed

AUSTIN, Texas--(BUSINESS WIRE)--February 23, 2009--Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company, today reported that during the year ended December 31, 2008 Mubarek production from the H2 and K2-ST4 wells was 67,510 barrels of oil. The Mubarek H2 well produced 30,274 barrels of oil or 83 bopd during the 2008 fiscal year. During the same period the Mubarek K2-ST4 well produced 37,236 barrels of oil or 102 bopd despite being shut in since June 18, 2008 for repairs.

During the fourth quarter ending December 31, 2008 Mubarek production from the H2 well was 4,766 barrels of oil. Crescent Petroleum Company International Limited (“Crescent”), the operator of the Mubarek Field, noted that the water cut of the H2 well had increased over the past several months. A production log was run in the H2 well and the operator determined the tubing plug was leaking allowing water to flow from lower horizons. Crescent is planning to repair the leak once the work on K2-ST4 is complete.

As previously disclosed the K2-ST4 well was shut in for repairs to the gas lift line between the J and K platforms. Crescent reports they have recently completed repairs and K2-ST4 is now on line. Crescent continues to monitor the well.

About Sky Petroleum

Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company. Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners. In addition, the company also plans some higher risk, higher reward exploration prospects. For additional information please visit www.skypetroleum.com

Safe Harbor

Except for historical information, the matters set forth herein, which are forward-looking statements, involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the capability of making necessary repairs to the wells, the ability to enhance and stabilize production from the wells, the total cost of drilling and operating the wells, the production could drop below current rates due to the unstable nature of the wells, the accuracy of estimated production rates and the price of crude oil, the accuracy of operating costs and monthly revenue forecasts, the timing and success of other proposed infill drilling programs, the contemplated continued production at the Mubarek Field, if any, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan. Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.

CONTACT:
Sky Petroleum, Inc.
Investor and Public Relations, 512-687-3427
info@skypetroleum.com